UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549



                             FORM 8-K

                          CURRENT REPORT



              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



Date of Report:  October 22, 1998

Date of Earliest Event Reported:  October 22, 1998



                       DEPARTMENT 56, INC.
      (Exact name of registrant as specified in its charter)



     Delaware               1-11908             13-3684956
  (State or other       (Commission File     (I.R.S. Employer
  jurisdiction of           Number)         Identification No.)
  incorporation or
   organization)



            One Village Place, 6436 City West Parkway,
                      Eden Prairie, MN 55344
            (Address of principal executive offices,
                       including zip code)



                 Registrant's telephone number,
               including area code: (612) 944-5600



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Item 5. Other Events.

CAUTIONARY DISCLOSURE FOR PURPOSES OF THE "SAFE HARBOR"
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995 CONCERNING "FORWARD-LOOKING STATEMENTS"

     A. Department 56, Inc. (the "Company") has previously disclosed on Form 8-K its expectation that net sales for the fourth quarter of fiscal year 1998 may be lower than those for the fourth quarter of fiscal year 1997. The Company has also previously disclosed on Form 8-K an expectation that, in the event 1998 fourth quarter net sales and earnings are lower than those for the comparable period in 1997, fourth quarter 1998 earnings per share (EPS) would be lower than 1997 fourth quarter EPS. The Company also noted that its fourth quarter 1998 EPS expectation would be impacted by any Company purchases of its common stock, among other factors.

        The volume and profitability of the Company's net sales during the 1998 fourth quarter will depend in large measure on the customer-requested ship dates and product mix in its order backlog at the beginning of the quarter of fiscal 1998 and in its orders received during the quarter, as well as on available inventory, order cancellations and returns during the quarter. This, together with any share repurchases which the Company has completed and may yet complete and other factors, will affect the Company's EPS for the fourth quarter 1998. Therefore, the Company's fourth quarter 1998 EPS may or may not be lower than 1997 fourth quarter EPS in the event that 1998 fourth quarter net sales are lower than those for the comparable period in 1997.

     B. The Company expects that its capital expenditures for the full fiscal year 1998 will approximate $6.5 million, of which approximately $4.5 million is attributable to computing systems upgrades and efforts to achieve substantial "Year 2000" functionality. The Company expects that its capital expenditures for the full fiscal year 1999 will approximate $10 million, primarily in initiatives regarding the Company's distribution, showroom and retail store facilities and computing systems. In the medium term following fiscal 1999 the Company expects that, barring any extraordinary projects, expansion of headquarters facilities, or expansion of its retail store initiative, its annual capital expenditures will not exceed approximately $5 million. The expectations regarding capital expenditures in 1999 and beyond also assume leasing of distribution, showroom and retail locations and that the Company's strategic and day-to-day business are identical to its current business.

      The Company is filing this Current Report on Form 8-K solely in order to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the "Act"). Readers are cautioned that each of the expectations and estimates stated above constitute an expectation or estimate that would be a "forward-looking statement" within the meaning of the Act. However, to the extent that any such information (singularly or in combination) or that


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any conclusion or expectation drawn from such information would be a "forward-looking statement", readers are cautioned that forward-looking statements involve inherent risks and uncertainties and that a number of important factors could cause actual results to differ materially from the goals, strategies, prospects, sales, plans, objectives, expectations, estimates, beliefs, views and intentions expressed in such forward-looking statements. Such factors are discussed below.

      Readers are cautioned that dealer orders, Company revenue, actual growth, SG&A and earnings per share are dependent on numerous factors, including the amount, quality and market acceptance of new product introductions, the timing and extent of promotional and marketing efforts undertaken by the Company, and retailer and consumer demand. Furthermore, dealer order patterns have historically varied in number, mix and timing, and there can be no assurance that the order trend experience year-to-date will continue.

      Other factors (including: consumer acceptance of new products; product development efforts; identification and retention of sculpting and other artisan talent; completion of third party product manufacturing; dealer reorders and order cancellations; control of operating expenses; corporate cash flow application; identification, completion and results of acquisitions and other corporate development efforts; identification and implementation of strategic business initiatives; grants of stock options or other equity equivalents; actual or deemed exercises of stock options; and industry, general economic, regulatory, transportation and international trade and monetary conditions) can significantly impact the Company's sales, earnings, earnings per share, and capital expenditures. Actual results may vary materially from forward-looking statements and the assumptions on which they are based. The Company cautions that the foregoing list of factors is not exclusive and that other risks and uncertainties may cause actual results to differ materially from those in forward-looking statements. The Company undertakes no obligation to update or publish in the future any forward-looking statements.


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                            SIGNATURES


        Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   October 22, 1998


                               DEPARTMENT 56, INC.


                                /s/ Mark R. Kennedy
                               --------------------------
                               Mark R. Kennedy
                               Senior Vice President and
                               Chief Financial Officer


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